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                                                                   EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT
                                       FOR
                                D. BLAIR. HARROLD

         This AGREEMENT (the "Agreement") is dated as of __________, 1999, by and between OPTICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "Employer"), and D. BLAIR HARROLD of 129 Steeplechase Road, Rocky Mount, North Carolina (the "Employee").

         WHEREAS, the Employer desires to continue to employ the Employee as its President, Retail Optometry Services Division, North Carolina Operations and the Employee desires to continue to render such services, each on the terms and conditions set forth below;

         WHEREAS, Employee understood, before agreeing to be employed, that the covenant not to compete was a condition of his employment;

         WHEREAS, the Employer considers the establishment, maintenance and continuity of qualified management to be essential to protecting and enhancing its best interests and the best interests of its shareholders;

         WHEREAS, the Employer has determined that it is in its best interest to enter into employment agreements with key management and executive personnel to enable the Employer to attract and retain qualified management;

         WHEREAS, the Employer believes that when a change in control is perceived as imminent, or is occurring, it should be able to receive and rely on disinterested advice from management regarding the best interests of the Employer without concern that members of management might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring change in control, and the Employer also recognizes that the possibility of

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         such a change in control could result in the departure
or distraction of key management personnel to the detriment of the Employer;

         WHEREAS, the Employer has determined that it would be in its best interest to reinforce and encourage the continued attention and dedication of key members of the management of the Employer to their duties without financial or employment concerns arising from the possibility of a change in control and to enable such key employees to consider only the best interests of all shareholders and employees in negotiating with respect to any such change in control; and

         WHEREAS, in furtherance of the above stated objectives, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationships of the Employee with the Employer.

         NOW, THEREFORE, it is AGREED as follows:

         1. EMPLOYMENT. The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth below.

         2.  SCOPE OF EMPLOYMENT.

                  (a) The Employee is hereby employed as President, Retail Optometry Division, North Carolina Operationsof the Employer as of the closing of the Contemplated Transactions (as such term is defined in that certain Agreement and Plan of Merger dated April 12, 1999, by and among Saratoga Resources, Inc., OptiCare Shellco Merger Corporation, PrimeVision Shellco Merger Corporation, OptiCare Eye Health Centers, Inc. and PrimeVision Health, Inc.) between PrimeVision Health, Inc. and OptiCare Eye Health Centers, Inc. (the "Commencement Date") and which shall continue through the term of this Agreement. In that capacity, the Employee shall be responsible for the operations of the Employer's Retail Optometry Services business unit, North Carolina



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Operations and other management services to the Employer of the type customarily performed by persons serving in such capacity or in another executive capacity. The Employee shall also perform such other duties as the Chief Executive Officer of the Employer may from time to time reasonably direct.

                  (b) The Employee shall maintain regular hours at the offices of the Employer in Rocky Mount, North Carolina. If the Employer shall not maintain an office in Rocky Mount, North Carolina, at all times during the term of this Agreement, the Employee shall be deemed to have met the conditions in the preceding sentence by maintaining regular hours at an office in a residence of the Employee located in Rocky Mount, North Carolina. The Employee shall comply with all reasonable rules, regulations and overall policies established by the Employer.

                  (c) During the term of employment hereunder, the Employee shall devote his full professional time and his best efforts to the business and affairs of the Employer and shall not engage in any outside business activities which shall conflict with his duties to the Employer, except the Employee shall be permitted to participate in real estate investment activities and in passive investments in real estate and other assets. The Employee shall further be permitted to engage in such additional outside business activities as may otherwise be agreed to by the Chief Executive Officer of the Employer. Such exceptions in this Section 2(c) are hereinafter referred to as the "Excepted Business Activities." Excepted Business Activities shall include, without limitation, the activities identified on Exhibit A attached to this Employment Agreement.

         3.  COMPENSATION.

                  (a) Base Salary. The Employer shall pay the Employee, during the term of this Agreement, a base salary at an annual rate of $150,000.00 (the "Base Salary"). Participation in



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deferred compensation, discretionary bonus, retirement, and other employee benefit plans and in fringe benefits (including those described below) shall not reduce the Base Salary payable to the Employee. The Base Salary shall be payable not less frequently than semimonthly. The Employee shall receive an increase in Base Salary on the third and sixth anniversary of the Commencement Date equal to the percentage increase in the cost-of-living for the immediately preceding calendar year as measured by the Consumer Price Index - All Urban Consumers of the U.S. Bureau of Labor Statistics; provided, however, that no such increase shall be made if the Board of Directors of the Employer shall have approved any increase in the Employee's Base Salary at any time since the Commencement Date.

                  (b) Bonuses. During the term of this Agreement, the Employee shall be entitled to such bonuses as may be authorized, declared and paid by Employer which such bonuses shall be targeted to provide an annual cash bonus of 40% of his base salary subject to the achievement of target goals which will be provided in a plan established for each calendar year by the Board of Directors or a designated subcommittee thereof. In addition, the Employee shall be eligible to receive an additional cash bonus, which may, in the aggregate and when combined with the 40% bonus described above, produce up to 100% of his base salary upon achievement of specified additional goals, which will be provided in the plan established by the Board of Directors as described above. For the calendar year 2000, the target goals and plan which, if met, will produce payment of the bonus described above shall be mutually agreed upon in writing by Employer and Employee no later than February 1, 2000, with a copy of such writing to be affixed hereto as Exhibit B.



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                  (c) Participation in Stock Incentive Plan. The Board of
Directors may grant Employee certain stock option shares of Employer's Common Stock, in accordance with the Employer's 1999 Omnibus Plan, as amended from time to time. Such options shall vest in the event the Employee's employment is terminated for any reason other than for cause (as defined in paragraph 7(a)(2)), including death, disability and termination by the Employer other than for cause.

         4.       BENEFITS, VACATIONS AND SEMINARS; SICK LEAVE.

                  (a)  Benefit Programs and Expenses.

                           (1) The Employer shall provide the Employee with the
benefit of its health insurance plans and such other benefits as the Employer may establish from time to time for the benefit of its full-time key management personnel.

                           (2) The Employer shall reimburse the Employee for the
cost of pursuing post-graduate business or financial studies and/or acquiring additional professional qualifications all as previously approved by the Employer.

                           (3) The Employer shall pay the cost to the Employee
of attending professional meetings or conventions, etc., as previously approved by the Employer.

                           (4) The Employer shall pay for the Employee's dues
for membership m any professional, social or civic organization approved by the Employer.

                 (b)  Vacations and Seminars.

                  The Employee shall be entitled to a paid vacation of four (4) work weeks per calendar year, or pro rata for a portion of a calendar year. The time of said vacation shall be determined by mutual consent of the parties hereto. Unused days of vacation may not be carried



                                       5
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over from year to year. Notwithstanding the foregoing, the Employee shall be entitled to use on or before December 31, 1999 any unused vacation time existing as of the Commencement Date that was accumulated while the Employee was employed by PrimeVision Health, Inc.

                  (c) Sick Leave. In the event that the Employee shall be absent due to illness or injury, his Base Salary shall continue for a period not exceeding one (1) day for each month of active employment with the Employer prior to the date of said illness or injury, up to an annual maximum of twelve
(12) days, plus any unused vacation time. Absences in excess of the number of days so determined shall be without pay. Sick leave may not be carried over to a succeeding year. Notwithstanding the foregoing, the Employee shall be entitled to use on or before December 31, 1999 any unused sick leave existing as of the Commencement Date that was accumulated while the Employee was employed by PrimeVision Health, Inc.

         5.       DISABILITY AND DISABILITY PAYMENTS.

                  (a) In the event that the Employee shall become partially or totally disabled (as hereinafter defined), then, during the period of such disability not to exceed ninety (90) days, the Base Salary (plus benefits and declared bonuses) to be paid to the Employee in consideration of his services to the Employer shall be equitably adjusted and paid during such period of partial disability. As used herein, the term "partial disability" shall mean a disability, other than a total disability (as defined below), such that, by reason of any medically determinable physical or mental impairment or injury, or both, the Employee is able to perform only part of his usual duties for the Employer, as determined by the Board of Directors of the Employer in its sole discretion.


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                  (b) In the event that the Employee shall become totally
disabled (as hereinafter defined), then commencing on the date such total disability is first incurred and continuing until the first to occur of (i) the expiration of the ninety (90) day period after the date a total disability is first incurred, (ii) the date the Employee is no longer totally disabled, and
(iii) the death of the Employee, the Employer shall continue to pay the Employee his total monthly Base Salary, benefits and any bonuses declared by the Board of Directors of the Employer and allocable to said ninety (90) day period.

                  (c) In the event the Employee shall return to active employment after a period of total disability and shall subsequently become totally disabled before having completed at least twelve (12) additional months of full-time active employment, the Employee's compensation shall thereafter continue for an additional period determined as though the subsequent period of total disability were a continuation of the earlier such period and thereafter only for such additional period of total disability and at such rate as shall be determined by the Employer's Board of Directors, in its sole discretion.

                  (d) If the Employee remains totally disabled for a period of twelve (12) consecutive months from the date of total disability or if the Employee's total disability has continued for a total of twelve (12) months during any period of eighteen (18) consecutive months, the Employee shall be deemed voluntarily retired by virtue of disability at the end of such period.

                  (e) As used herein the term "total disability" shall mean a disability such that, by reason of any medically determinable physical or mental impairment or injury, or both, the Employee is unable to devote to the satisfactory performance of his duties more than an



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

insubstantial portion of the normal time he devoted to such duties on a full-time basis during the twelve (12) month period immediately preceding the onset of such disability, as determined by the Employer's Board of Directors, in its sole discretion. In making such a determination, the Board of Directors of the Employer may consider the effect and availability of any disability insurance policies benefiting the Employee, but shall not in any way be bound by the definition of disability in any such policy. Any determinations made by the Board of Directors shall be final and binding upon all of the parties hereto.

                  (f) Notwithstanding the provisions of Paragraph 7, the Employer may terminate the Employee's employment effective at a time after the lapse of the ninety (90) day period referred to in Paragraph 5(a). If the Employee's employment is terminated by reason of disability, the Employee shall receive the benefits, if any, payable under any long-term disability plan maintained by the Employer and the Employee shall be entitled to the accelerated vesting of any stock options granted to the Employee as provided in Paragraph 3(c), but no additional compensation or other benefits for any period after termination for disability.

         6. TERM. The initial term of employment under this Agreement shall commence on the Commencement Date and shall continue for an initial period of seven (7) years from the Commencement Date. Thereafter, the term of employment shall be extended automatically for subsequent one (1) year terms on the same terms and conditions unless either party gives contrary written notice to the other party on or before the "Applicable Notice Date". The "Applicable Notice Date" shall be the date that is six (6) months prior to the next anniversary date, in the event that the Employee does not desire to renew the term of this Agreement or in



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the event that the Employer desires not to renew this Agreement. References herein to the term of this Agreement shall refer to both such initial term and any additional or extended terms.



                                       9
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         7.       TERMINATION OF EMPLOYMENT.

                  (a)  Termination By Employer for Cause.

                           (1)  The Employer may at any time terminate the
Employee's employment with the Employer for cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause.

                           (2) The term "termination for cause" shall mean
termination because of the Employee's dishonesty or willful misconduct involving the affirmative act of the Employee (and not the acts of others attributed to the Employee) as to which the Employee has actual knowledge that such act constitutes a felony or a breach of fiduciary duty involving personal profit.

                           (3) In determining whether a "termination for cause"
has occurred, it shall be the Employer's burden to prove the alleged acts. Any decision by the Employer to terminate the Employee's employment for cause shall require a decision made by the affirmative vote of at least seventy-five percent (75%) of the members of the Employer's Board of Directors to so terminate the Employee.

                  (b) Termination by the Employer Other Than For Cause. The Employer may at any time terminate upon three (3) months' prior written notice the Employee's employment other than for cause; provided, however, that in the event of any such termination of employment other than for cause, the Employer shall make the payments provided in Section 8(b).

                  (c) Termination by the Employee. The Employee may terminate his employment for any reason upon six (6) months prior written notice to that effect delivered to the Employer,



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unless a shorter notice period is approved by the Chief Executive Officer of the
Employer. The Employee agrees that if he terminates his employment with the Employer under this subparagraph 7(c) or if he elects not to renew the term of this Agreement pursuant to paragraph 6 above, he shall devote his full professional time and best efforts to the business and affairs of the Employers during such six (6) month period; and the Employer agrees to continue to pay the Employee his Base Salary and any declared bonuses until the close of such period; provided, however, that if the Employee fails to devote his full professional time and best efforts to the business and affairs of the Employers during such six (6) month period, the Employer shall not be obligated to make any further payments under any provision of this Agreement other than to make payments to the Employee of the Base Salary accrued prior to the Employee's breach of his commitment under this subparagraph 7(c) and such bonuses allocable to the annual period prior to the date of such breach, when and in such amounts as are declared by the Board of Directors of the Employer. In the event of such breach, the Employer shall have the right to pursue all other remedies available at law or in equity. Notwithstanding anything to the contrary in the foregoing, nothing in this subparagraph 7(c) is intended to modify the Employee's obligations pursuant to paragraphs 10, 11, and 12 of this Agreement.

         8. PAYMENTS IN THE EVENT OF OR SEPARATION FROM SERVICE PRIOR TO CHANGE OF CONTROL.

                  (a) Death. Upon the death of the Employee, the Employee's Base Salary, prorated to the date of his death, and such bonuses allocable to the annual period prior to the date of death, when and in such amounts as declared by the Board of Directors of the Employer, shall be paid to his named beneficiary, or if there be none then living, to the Employee's estate.



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In addition, the Employer shall, if it is commercially feasible, purchase insurance on the life of the Employee in the amount of One Hundred Fifty Thousand Dollars ($150,000), with the proceeds payable to the Employee's estate. If the premium for such life insurance are not commercially feasible, and such insurance is not obtained the Employee's estate shall be paid One Hundred Fifty Thousand Dollars ($150,000) as a death benefit.

                  (b) Compensation Benefits Upon Termination. In the event the Employee's employment is terminated without cause by the Employer, Employee shall be paid, as severance pay, an amount equal to the Base Salary the Employee would have received from the date of termination to the end of the term of employment described in paragraph 6 as a lump sum and the benefits hereunder. In the event the Employee's employment is terminated for cause or if Employee terminates his employment without cause or breaches Paragraph 10 or 11 hereunder or if Employee is receiving payment upon change in control pursuant to Paragraph 14, no payments under this Paragraph 8(b) shall be made following such termination or breach.

         9. CONSENT TO INSURANCE PROCEDURES. The Employee agrees that the Employer may from time to time apply for and take out in its own name and at its own expense such life, health, accident or other insurance upon the Employee as the Employer may deem necessary or advisable to protect its interests hereunder. The Employee agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Employer in procuring such insurance. The Employee agrees that Employee shall have no right, title or interest in and to such insurance whether presently existing or hereafter procured.

         10. NONDISCLOSURE. The Employee shall not, during the term of this Agreement, or thereafter, without the express written permission of the
Employer: (a) disclose to any person, or



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permit any person to have access to, any information or knowledge whatsoever relating to the Employer, or to any successor entity thereto or its affiliates, business or affairs, obtained by the Employee while in the employ of the Employer, whether prepared by the Employee or others, to the extent such information or knowledge constitutes Confidential Information as defined below,
(b) use any such Confidential Information except for the Employer's benefit, or
(c) copy any papers, charts, documents or other records or remove them from the Employer's property, except as may be necessary in the performance of the Employee's duties hereunder. For purposes of this Agreement, the term "Confidential Information" shall include all patient information and charts, information regarding referring physicians and optometrists, hospital arrangements, suppliers and supplies, vendors, and other companies and individuals with whom the Employer has business relationships, any financial or budgetary records, and all other information and knowledge, rules, regulations and policies of the Employer, unless such information (1) was already known to the Employee at the time of Employee's receipt thereof and the Employee can demonstrate such knowledge by Employee's written records; (2) is or becomes publicly known through no act of the Employee; (3) is approved for release by written authorization of the Employer; or (4) is compelled by compulsory court process to disclose, provided that the Employee immediately notifies the Employer of such process and tenders the defense of such process to the Employer.

         11. COVENANT NOT TO COMPETE. In consideration of Employee being eligible to be granted certain stock options and for other valuable consideration, during the term of Employee's employment by the Employer and for a period of eighteen (18) months immediately following the termination of such employment (such period to be extended to include any period of violation or period of time required for litigation to enforce this covenant) (the
"Non-



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Competition Period"), the Employee shall not, without the prior written consent of the Employer, render services directly or indirectly to any Conflicting Organization, except that employment may be accepted with a Conflicting Organization whose business is diversified and which, as to part of its business, is not a Conflicting Organization; provided, that the Employer, prior to the acceptance of such employment, shall receive from such Conflicting Organization and from the Employee written reasonable assurances satisfactory to the Employer that the Employee will not render services directly or indirectly in connection with any Conflicting Product. The term "Conflicting Organization," as used herein, means any individual or organization who or which is engaged in:
(a) researching, developing, marketing or selling a Conflicting Product; (b) and/or managing the business practice of ophthalmologists, optometrists or opticians in the same or similar specialties that are managed by the Employer or a subsidiary of the Employer at the time of termination of employment. The term "Conflicting Product," as used herein, means any eye wear or eye care product, process or service of any individual or organization which competes, or would compete, with a product, process or service of the Employer, a subsidiary or an affiliate of Employer, OptiCare, P.C., a Connecticut professional services corporation, or OECC, P.A., a North Carolina professional association. An affiliate of the Employer, OptiCare, P.C. or OECC, P.A. shall mean a joint venture or another entity in which any of the Employer, the P.C. or the P.A. has an interest or an equity or profit interest. Notwithstanding the foregoing, the provisions of this paragraph 11 shall not prevent the Employee from engaging in the practice of optometry in Nash County, North Carolina and contiguous counties in the event the Employee's employment is terminated without cause by the Employer or this Agreement is not renewed by the Employer.



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         12. ASSIGNMENT OF INVENTIONS. The Employee hereby assigns, and will promptly disclose and assign, to the Employer exclusively, all inventions, discoveries, improvements, devices, tools, machines, apparatuses, appliances, designs, practices, processes, methods, formulae, products, trade secrets and the like (hereinafter collectively called "inventions"), whether or not patentable, which are directly or indirectly useful in or related to either Employer's business or to that of any of its affiliated or managing entities, which the Employee shall make, originate, conceive or reduce to practice, either solely or jointly with others, during the term of the Employee's employment by the Employer or any of its affiliated or managing entities. The Employee further agrees that during and after the term of this Agreement, without charge to the Employer, the Employee will execute, acknowledge and deliver any and all papers and take any other reasonable actions necessary or helpful for the Employer to obtain patents for its own benefit on said inventions in any and all countries or to otherwise protect and secure the Employer's interests in said inventions; said patents, applications for patents and inventions to remain the property of the Employer whether patented or not.

         13. REMEDIES FOR BREACH. In the event of Employee's breach or threatened breach of any provision of Paragraph 10, 11, or 12 hereof, the Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for breach of said paragraphs, or to enforce the specific covenants therein, or to obtain an injunction restraining the Employee from the continuation of such breach. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it, including the recovery of damages from the Employee.

         14.      PAYMENTS UPON CHANGE IN CONTROL.



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                  (a)(i) If following a Change in Control of the Employer (as defined in subparagraph 14(b) below), the Employee terminates his employment with the Employer in accordance with Paragraph 7(c);

                  (ii) Then in the event of the termination set forth in subparagraph 14(a)(i), the Employee shall be entitled to receive from the Employer, as a severance payment for services previously rendered to the Employer, a lump sum cash payment as provided for in subparagraph 14(a) (iii) below (subject to subparagraph 14(c) below) (the "Severance Payment").

                  (iii) Subject to subparagraph 14(c) below, the amount of the Severance Payment provided shall equal one year of the Base Salary. The Severance Payment shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination of the Employee's employment with the Employer.

                  (b) A "Change in Control of the Employer," for purposes of this Agreement, shall be deemed to have taken place, if:

                           (i)  any person becomes the beneficial owner of
fifty-one percent (51%) or more of the total number of voting shares of the Employer; or

                           (ii) any person has commenced a tender or exchange
offer to acquire beneficial ownership of fifty-one percent (51%) or more of the total number of voting shares of the Employer; or

                           (iii) less than two-thirds of the total membership of
the Board of Directors of the Employer shall be Continuing Directors. For purposes of this Section 14(b), a Continuing Director shall mean any member of the Board of Directors of the Employer who was a member of a Board as of the date hereof, and any successor of a Continuing Director while such successor is


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a member of the Board who is not a person described in Section 14(b)(i) or (ii)
or an Affiliate or Associate of such a person or of any such Affiliate or Associate and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. As used herein, "Affiliate" and Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect of the date hereof (the "Exchange Act"). For purposes of this
Section 14(b), a "person" includes an individual, corporation, partnership, trust or group acting in concert A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Exchange Act.

                  (c) Subject to any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into between the Employee and the Employer, and subject to any formal or informal plan or other arrangement heretofore or hereafter adopted by the Employer for the direct or indirect provision of compensation to the Employee (including groups or classes of Participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a "Benefit Plan"), the Employee shall not have any right to receive any Benefit Plan payment if the same would cause any payment to the Employee under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (a "Parachute Payment"). In the event that the receipt of any such Benefit Plan payment would cause the Employee to be considered to have received a Parachute Payment, then the Employee shall have the right, in the Employee's sole discretion, to designate those payments or benefits under this Agreement, any other agreements, and/or any Benefit Plans, which should



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be reduced or eliminated so as to avoid having such Benefit Plan payments to the
Employee to be deemed to be a Parachute Payment.

         15. AMENDMENTS OR ADDITIONS; ACTION BY BOARD. No amendments or additions to this Agreement shall be binding unless in writing and signed by all of the parties hereto. The prior approval by the vote of the Employer's Board of Directors shall be required to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of employment with or without cause.

         16. CONTINUED ENFORCEABILITY AFTER CHANGE IN OWNERSHIP; ENFORCEABILITY AGAINST SUCCESSORS AND TRANSFEREES. The parties intend that this Agreement shall continue to be a legally valid, binding agreement, enforceable in accordance with its terms, notwithstanding a change in the ownership of the Employer, including, without limitation, a sale of substantially all of Employer's assets, merger or consolidation of Employer, whether or not Employer is the surviving entity, and a sale of voting control of the Employer; and may be assigned by the Employer. The parties agree that any transferee of all or substantially all of the assets of the Employer or surviving or resulting entity, as the case may be, shall be subject to the obligations of the Employer hereunder, whether such transfer occurs by merger, operation of law, or otherwise. The Employer agrees that before the consummation of any such transfer (other than a transfer whereby such obligations are assumed by operation of law) it will obtain the agreement of the transferee, enforceable by the Employee, to assume such obligations. No such transfer shall release the Employer of its obligations hereunder without the prior written consent of the Employee.



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

         17. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         18. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the fullest extent compatible with the applicable law as it shall then appear.

         19. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Connecticut, excluding the choice of law rules thereof.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and together shall constitute one and the same instrument.

         21. CONDITION PRECEDENT. This Agreement shall be null and void and shall have no force or effect unless the closing of the Contemplated Transactions (the "Closing") occurs on or before September 30, 1999, and all other terms and conditions of the Settlement Agreement dated April 9, 1999, by and among the Employee, PrimeVision Health, Inc., and



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certain other parties (the "Settlement Agreement") required to be met by the
Closing have been met by the Closing.

         22. PRIOR AGREEMENTS SUPERSEDED. Any prior agreement between the parties relating to the employment by the Employer of the Employee, whether written or oral, is hereby replaced and superseded by this Agreement and shall be of no further force or effect after the date hereof.

         23. ATTORNEY'S FEES. In the event either of the parties hereto shall institute any action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its reasonable disbursements incurred in connection therewith, and for its reasonable attorneys fees incurred in connection therewith.

         24. WAIVER; CONSENTS. No consent or waiver, express or implied, by either party hereto to or of any breach or default by the other party in the performance by the other of its obligation hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any other instance by or on behalf of either party shall not be construed to waive or limit the need for such consent in any other or subsequent instance.



                                       20
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         25. NOTICES. All notices, requests, and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt and seventy-two (72) hours after being placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the above parties as follows:

                Employer    OPTICARE HEALTH SYSTEMS, INC.
                            87 Grandview Avenue
                            Waterbury, CT  06708

                Employee:   D. Blair Harrold, O.D.
                            129 Steeplechase Rd
                            Rocky Mount, NC  27804

                                     Employer:

                                     OPTICARE HEALTH SYSTEMS, INC.


ATTEST:                              By:
       ---------------------------      -----------------------------------



                                        -----------------------------------
                                        D. BLAIR HARROLD, Employee




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                                                                      EXHIBIT A

                    EXAMPLES OF EXCEPTED BUSINESS ACTIVITIES

OWNERSHIP AND OPERATION OF OFFICE BUILDINGS

AT EACH OF THE FOLLOWING LOCATIONS:



1.       Jacksonville, NC - Western Boulevard

2.       Cary, NC - Barnes & Noble Center

3.       Smithfield, NC

4.       Rocky Mount, NC - Sunset Avenue

5.       Fayetteville, NC

6.       Rocky Mount, NC - CEC Headquarters

7.       Rocky Mount, NC - CEC Headquarters